Exhibit 10.131

CONTRIBUTION AGREEMENT

By and among

Bala Cynwyd Associates, L.P.

City Line Associates

Ronald Rubin

George Rubin

Joseph Coradino

Leonard Shore

Lewis Stone

Pennsylvania Real Estate Investment Trust

PREIT Associates, L.P.

PR Cherry Hill Office GP, LLC

Dated as of January 22, 2008

CONTRIBUTION AGREEMENT (this “Agreement”) dated as of the 22nd day of January, 2008, by and among Bala Cynwyd Associates, L.P. a Pennsylvania limited partnership, formerly known as Bala Cynwyd Associates (“BCA”), City Line Associates, a Pennsylvania limited partnership (“CLA”), Ronald Rubin, George Rubin, (collectively with Ronald Rubin, the “Rubins”), Joseph Coradino (“Coradino”), Leonard Shore (“Shore”) and Lewis Stone (“Stone”) (the Rubins, together with Coradino, Shore and Stone, are sometimes collectively referred to herein as the “Individuals”), Pennsylvania Real Estate Investment Trust, an unincorporated association in business trust form created under Pennsylvania law pursuant to a Trust Agreement dated December 27, 1960, as last amended and restated on December 16, 1997 (“PREIT”); PREIT Associates, L.P., a Delaware limited partnership (the “UPREIT”) and PR Cherry Hill Office GP, LLC, a Delaware limited liability company (“PR GP”).

Background

CLA and CBS Broadcasting Inc., formerly known as CBS Inc. (“CBS”) are the sole partners in BCA. Each of CLA and CBS own equal interests in BCA/CH LLC, a Delaware limited liability company that is the sole general partner of BCA (“BCA GP”). BCA owns an office building known as 40 Monument Road, Bala Cynwyd, Pennsylvania (the “Bala Property”). The Individuals constitute all of the partners in CLA.

BCA has entered into an Exchange Agreement dated as of August 17, 2007, as amended (the “Exchange Agreement”) with One Cherry Hill Corp., a New Jersey corporation (“CH Corp.”) pursuant to which BCA has agreed to convey the Bala Property to CH Corp. in exchange for the conveyance by CH Corp. to BCA of an office building known as One Cherry Hill Plaza, Cherry Hill, New Jersey (the “Cherry Hill Property”) plus cash and/or a note equal to the difference in the agreed values between the Bala Property and the Cherry Hill Property (such transaction, the “Exchange”). The Exchange Agreement values the Bala Property at $19,500,000, subject to adjustment if a lease with AXA Equitable Life Assurance Society (“AXA”) is not renewed upon terms specified in the Exchange Agreement, and values the Cherry Hill Property at $15,300,000. The Exchange Agreement requires that each of the Bala Property and the Cherry Hill Property be exchanged free and clear of all debt and monetary encumbrances.

The Cherry Hill Property is physically located within the boundaries of the Cherry Hill Mall, a first class regional mall owned indirectly by PREIT in Cherry Hill, New Jersey (the “Mall”). PREIT is in the process of a substantial renovation, upgrade and expansion of the Mall and believes that it is in PREIT’s best interest to control the Cherry Hill Property in connection with its redevelopment of the Mall.

BCA has entered into an agreement with CBS (the “Redemption Agreement”), contingent upon closing occurring under the Exchange Agreement, to redeem CBS’s interest in BCA, including CBS’s interest in BCA GP, at the First Closing, such redemption to be for a consideration paid in cash and/or by assignment of a note from CH Corp. The redemption of CBS’s interest in BCA will be a condition of the UPREIT’s obligation to close under this Agreement.

The UPREIT and the PR GP have agreed to make capital contributions to BCA in exchange for interests in BCA, the Rubins, Coradino and Shore have agreed to contribute their partnership interests in BCA to the UPREIT in exchange for Class A Units of partnership interest (the “Class A Units”) in the UPREIT and Stone has agreed to assign his partnership interests in BCA to the UPREIT for cash, all upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. CERTAIN DEFINITIONS

1.1 Certain Definitions. The terms set forth below shall have the meanings set forth below.

(a) Affiliate. “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

(b) Authorizations. “Authorizations” means all licenses, permits, approvals, consents and authorizations required by any governmental or quasi-governmental agency, body, department, commission, board, bureau, instrumentality, officer, or other Person or entity with respect to the business, assets or affairs of a party.

(c) Contracts. “Contracts” means any contractual obligations, commitments, undertaking or arrangements to which a party is bound, whether oral or in writing, other than occupancy leases of the Cherry Hill Property, including without limitation (1) Contracts with service providers relating to the assets of Cherry Hill, and (2) Contracts with municipal or governmental authorities.

(d) Disclosure Exhibit. “Disclosure Exhibit” means Schedule 1.1 (d) hereto, which sets forth certain qualifications and exceptions to the representations, warranties and other information provided by the Individuals in this Agreement.

(e) Laws. “Laws” means any applicable governmental laws, statutes, ordinances, resolutions, rules, codes, regulations, orders or determinations of any federal, state, county, municipal or other government or governmental or quasi-governmental agency, department, commission, board, bureau, officer or instrumentality, relating to a party, its partners, assets, rights and obligations.

(f) Net Equity Value of BCA. “Net Equity Value of BCA” means the result, without duplication and calculated on the First Closing Date, of: (i) $19,500,000, the agreed value of the Bala Property under the Exchange Agreement, minus (ii) any adjustment required by Section 7(a)(viii) of the Exchange Agreement, as amended, minus (iii) all sums required to payoff and satisfy the mortgage on the Bala Property on the First Closing Date, minus (iv) all costs incurred or payable by BCA under or pursuant to the Exchange Agreement (including, without limitation, due diligence costs, attorneys fees and closing costs, minus (v) the participation payment to AXA, minus (vi) all brokerage costs payable by BCA as a result of the Exchange, excluding, however, the brokerage fees agreed to be paid by the UPREIT on behalf of BCA as provided in Section 8.1 hereof, minus (vii) all accrued and unpaid liabilities of BCA on the First Closing Date, and plus (viii) all cash or cash equivalents held by or for the benefit of BCA on the First Closing Date.

(g) Person. “Person” means any individual, partnership, limited partnership, trust, estate, incorporated or unincorporated association, limited liability company, limited liability partnership, or other entity.

(h) Taxes. “Taxes” means any income, franchise, sales, use, social security, unemployment compensation or other taxes, imposts or impositions payable by an entity to any federal, state or local collecting authority, other than ad valorem real estate taxes.

SECTI ON 2. CONCURRENT TRANSACTIONS

2.1 Contributions by PREIT. Concurrently with the closing of the Exchange, (a) PR GP shall make a cash capital contribution to BCA in an amount equal to 0.1% of the Net Equity Value of BCA in exchange for a 0.1% general partnership interest in BCA, (b) the UPREIT shall make a cash capital contribution to BCA in an amount equal to 49.8% of the Net Equity Value of BCA in exchange for a 49.8% limited partnership interest in BCA, (c) PR GP will execute and file an Amended and Restated Certificate of Limited Partnership in the Commonwealth of Pennsylvania, and (d) the Agreement of Limited Partnership of BCA shall be amended and restated in its entirety in the form attached hereto as Schedule 2.1 (the “Amended Partnership Agreement”). The general partnership interest in BCA held by the BCA GP immediately prior to the closing shall be converted to a limited partnership interest and shall be fully owned by CLA.

2.2 Financing of Cherry Hill Property. Concurrently with the closing of the Exchange, BCA shall enter into a first mortgage loan secured by a first lien on the Cherry Hill Property in such amount and upon such terms and conditions as the PR GP shall approve.

2.3 Pay off of Mortgage on Bala Property. Concurrently with the closing of the Exchange, BCA shall pay off and satisfy the mortgage on the Bala Property.

2.4 Closing. Closing (the “First Closing”) with respect to the transactions described in Sections 2.1 through 2.4 above shall be held concurrently with the closing under the Exchange Agreement (such date, the “First Closing Date”).

SECTION 3. PUT AND CALL

3.1 First Call Right. The UPREIT will have a right to call (the “First Call”) 49.9% of the limited partnership interests in BCA held by CLA in the thirty (30) day period the (“First Call Period”) beginning one (1) year and (1) day following the First Closing Date by giving CLA not less than ten (10) days prior written notice thereof. Closing (the “Second Closing”) with respect to the First Call will take place at 10:00 a.m. at the offices of Drinker Biddle & Reath LLP, One Logan Square, 18th and Cherry Streets, 20th Floor, Philadelphia, PA 19103 on the tenth (10th) day following the giving of such notice. At the Second Closing: (a) CLA will distribute 49.9% of the limited partnership interests in BCA, consisting of the entire interest held by BCA GP and a portion of the limited partnership interest in BCA held by CLA, to the Individuals pro-rata in proportion to their respective ownership interests in CLA, (b) Coradino will assign the entire limited partnership interest in BCA then held in his name (constituting a 1.5757921% limited partnership interest in BCA) to the UPREIT free and clear of all liens, pledges and encumbrances of every type or nature in exchange for Class A Units in the UPREIT with a value, calculated at the Average Closing Price (hereinafter defined) on the date of the First Closing, equal to 1.5757921% of the Net Equity Value of BCA, (c) Shore will assign the entire limited partnership interest in BCA then held in his name (constituting a 5.2526237% limited partnership interest in BCA) to the UPREIT free and clear of all liens, pledges and encumbrances of every type or nature in exchange for Class A Units in the UPREIT with a value, calculated at the Average Closing Price on the date of the First Closing, equal to 5.2526237% of the Net Equity Value of BCA, (d) Stone will assign the entire limited partnership interest in BCA then held in his name (constituting a 2.6263368% limited partnership interest in BCA) to the UPREIT free and clear of all liens, pledges and encumbrances of every type or nature in exchange for cash in an amount equal to 2.6263368% of the Net Equity Value of BCA, (e) Ronald Rubin will contribute the entire limited partnership interest in BCA then held in his name (constituting a 20.2226237% limited partnership interest in BCA) to the UPREIT free and clear of all liens, pledges and encumbrances of every type or nature in exchange for Class A Units in the UPREIT with a value, calculated at the Average Closing Price on the date of the First Closing, equal to 20.2226237% of the Net Equity Value of BCA, and (f) George Rubin will contribute the entire limited partnership interest in BCA then held in his name (constituting a 20.2226237% limited partnership interest in BCA) to the UPREIT free and clear of all liens, pledges and encumbrances of every type or nature in exchange for Class A Units in the UPREIT with a value, calculated at the Average Closing Price on the date of the First Closing, equal to 20.2226237% of the Net Equity Value of BCA. As used herein, the “Average Closing Price” shall mean the average closing price of a share of the publicly traded beneficial interest of PREIT during the ten (10) day trading period immediately preceding the First Closing; provided that the number of Class A Units so derived shall be rounded to the nearest integer (0.5 rounded down). Notwithstanding the foregoing, the consideration payable to the Individuals for the assignment or transfer of their limited partnership interests in BCA as set forth above, or as set forth in Section 3.2 below, shall be subject to the further adjustment specified in Section 3.4 below.

3.2 First Put Right. If the UPREIT does not give notice of the First Call during the First Call Period, CLA will have a right to put 49.9% of the limited partnership interests in BCA to the UPREIT by giving the UPREIT not less than ten (10) days prior written notice to the UPREIT at any time in the thirty (30) day period following the expiration of the First Call Period, in which case the Second Closing will take place at the offices of Drinker Biddle & Reath, One Logan Square, 18th & Cherry Streets, 20th Floor, Philadelphia, PA 19103, on the tenth (10th) day after the giving of such notice. At the Second Closing, the distributions, assignments, payments and exchanges will be as set forth in Section 3.1 above. The date of the Second Closing is referred to as the “Second Closing Date.”

3.3 Second Call Option. The UPREIT will have the right to call (the “Second Call”) the remaining 0.2% limited partnership interests in BCA held by CLA in the thirty (30) day period beginning one (1) year and one (1) day following the Second Closing Date by giving CLA not less than ten (10) days prior written notice thereof. Closing (the “Third Closing”) will take place on the tenth (10th) day following the giving of such notice (the “Third Closing Date”). At the Third Closing, (a) CLA will distribute the remaining 0.2% limited partnership interests in BCA held by CLA to the Individuals pro-rata in proportion to their respective ownership interests in CLA, (b) Coradino will assign the entire limited partnership interest in BCA then held in his name (constituting a 0.0063158% limited partnership interest in BCA) to the UPREIT free and clear of all liens, pledges and encumbrances of every type or nature in exchange for Class A Units in the UPREIT with a value, calculated at the Average Closing Price on the First Closing Date, equal to 0.0063158% of the Net Equity Value of BCA, (c) Shore will assign the entire limited partnership interest in BCA then held in his name (constituting a 0.0210526%

limited partnership interest in BCA) to the UPREIT free and clear of all liens, pledges and encumbrances of every type or nature in exchange for Class A Units in the UPREIT with a value, calculated at the Average Closing Price on the First Closing Date, equal to 0.0210526% of the Net Equity Value of BCA, (d) Stone will assign the entire limited partnership interest in BCA then held in his name (constituting a 0.0105264% limited partnership interest in BCA) to the UPREIT free and clear of all liens, pledges and encumbrances of every type and nature in exchange for cash in an amount equal to 0.0105264% of the Net Equity Value of BCA, (e) Ronald Rubin will contribute the entire limited partnership interest in BCA then held in his name (constituting a 0.0810526% limited partnership interest in BCA) to the UPREIT free and clear of all liens, pledges and encumbrances of every type or nature in exchange for Class A Units in the UPREIT with a value, calculated at the Average Closing Price on the First Closing Date, equal to 0.0810526% of the Net Equity Value of BCA, and (f) George Rubin will contribute the entire limited partnership interest in BCA then held in his name (constituting a 0.0810526% limited partnership interest in BCA) to the UPREIT free and clear of all liens, pledges and encumbrances of every type or nature in exchange for Class A Units in the UPREIT with a value, calculated at the Average Closing Price on the date of the First Closing, equal to 0.0810526% of the Net Equity Value of BCA an the First Closing Date.

3.4 Adjustment. At the time of the Second Closing, the consideration to be furnished to the Individuals for the assignment or contribution of their limited partnership interests, as set forth in Sections 3.1 and 3.2 above, shall be subject to the following further adjustments:

(a) As used herein, the term “Equivalent Class A Units” means, with respect to an Individual, the number of Class A Units in the UPREIT which, if valued in accordance with the formulations of Section 3.1 above, would be given to such Individual pursuant to said Section 3.1 or which would be given to such Individual if he elected to receive equivalent value in Units instead of cash.

(b) If the distributions made to an Individual under the Amended Partnership Agreement, for period from the First Closing Date until the Second Closing Date, are less than the distributions accrued for the same period for the Equivalent Class A Units, then the consideration to be given to the Individual pursuant to Section 3.1 or 3.2 above for his assignment or contribution of limited partnership interests shall be increased by such difference; and if such distributions under the Amended Partnership Agreement are more than the distribution accrued for the same period for the Equivalent Class A Units, then the consideration to be given to an Individual pursuant to Section 3.1 or 3.2 above for his assignment or contribution of limited partnership interests shall be decreased by such difference.

(c) If between the First Closing Date and the Second Closing Date, there have been any distributions to an Individual under the Amended Partnership Agreement of net capital proceeds from a capital event, then the consideration to be given to an Individual pursuant to Section 3.1 or 3.2 above for his assignment or contribution of limited partnership interests shall be reduced by the aggregate amount of such distribution.

(d) Any adjustment pursuant to this Section 3.4 shall be made in cash, as to the Individual who is to receive cash for the assignment of his partnership interests, and shall be made in cash or in Units, as the UPREIT may determine, for the remaining Individuals.

3.5 Accredited Investor Status. Notwithstanding anything to the contrary set forth herein, the UPREIT shall have the right and option to deliver to any Individual who is not an

“accredited investor,” as such term is defined under Regulation D promulgated pursuant to the Securities Act of 1933, as amended (the “1933 Act”), or to the estate of any Individual who dies following the execution hereof, whether or not such estate is an “accredited investor,” in lieu of any Class A Units which would otherwise be issuable to such Individual pursuant to Section 3.1 through Section 3.4 of this Agreement, an amount of cash equal to the product of (i) the number of Class A Units otherwise issuable to such Individual pursuant to Section 3.1 through 3.4 of this Agreement and (ii) the Average Closing Price.

3.6 Recapitalization. If, after the date hereof, there shall occur any recapitalization, unit division, reverse division, unit re-issuance or any other transaction involving the UPREIT or PREIT whereby a Class A Unit of the UPREIT (as it exists on the date hereof) shall be reconstituted as a different number of Class A Units, and/or as a specified number of units having a different class or designation (in each case subject to the necessary requirements specified in the UPREIT Partnership Agreement), or if there shall occur any merger, consolidation or other transaction involving the UPREIT and/or PREIT whereby specified interests or units are substituted for a Class A Unit (or for the reconstituted Units determined as aforesaid), then for purposes of computing the number of Units to be issued under this Agreement, such reconstituted or substituted number of Class A Units and/or specified other Units or interests shall be substituted for each Class A Unit otherwise applicable hereunder. Any such substitution shall be accomplished in a manner that neither increases nor decreases the value of the Units to be received by the Individuals as compared to other holders of Class A Units under the UPREIT Partnership Agreement .

SECTION 4. REPRESENTATIONS AND WARRANTIES OF CLA AND THE INDIVIDUALS.

4.1 As to CLA. Except for the representations and warranties by the Individuals set forth in clauses (c), (d), (e), (f), (h) and (j) below, which are made severally by each Individual as to himself, and the representations set forth in clause (i) below, which are made severally by the Rubins only, CLA hereby represents and warrants to PREIT and the UPREIT as follows:

(a) Organization. CLA is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all power to carry on its business as presently conducted, to own its interest in BCA and to exercise all rights attributable to such interest. It is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which its ownership of or other interest in assets or properties or the nature of its activities requires such qualification except where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), assets, results of operations or business of CLA (a “Material Adverse Effect”).

(b) Power and Authority. CLA has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and under the other agreements and documents required to be delivered by it prior to or at each Closing (collectively, and together with all documents and agreements required to be delivered by all Individuals at the Closings, the “Transaction Documents”). The execution, delivery and performance by CLA of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary action on the part of CLA. This Agreement has been duly and validly executed and delivered by CLA and constitutes a legal, valid and binding obligation of

CLA enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally or by general equitable principles. When executed and delivered as contemplated herein, each of the other Transaction Documents to which CLA is a party shall, assuming due authorization, execution and delivery thereof by the other parties thereto, constitute a legal, valid and binding obligation of CLA enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally or by general equitable principles.

(c) No Conflicts. The execution and delivery by CLA and each Individual of this Agreement does not, and the performance by CLA and such Individual of all of their respective obligations under the Transaction Documents will not (with or without the passage of time or the giving of notice), directly or indirectly:

(i) contravene, violate or conflict with (A) the partnership agreement of CLA, or (B) any Law applicable to CLA or any Individual, or by or to which any assets or properties of CLA or any such Individual are bound or subject;

(ii) violate or conflict with, result in a breach of, constitute a default or otherwise cause any loss of benefit under, or give to others any rights (including rights of termination, amendment, foreclosure, cancellation or acceleration) in or with respect to, any Authorization or Contract to which CLA or any Individual is a party or by which CLA or any such Individual or any assets or properties CLA or any such Individual are bound or affected; or

(iii) result in, require or permit the creation or imposition of any lien or encumbrance upon or with respect to CLA or any such Individual, or any assets or properties of CLA or any such Individual.

(d) Authorizations. The execution and delivery by CLA or any such Individual of this Agreement does not, and the execution and delivery by CLA and such Individuals of the other Transaction Documents, and the performance by such CLA and any such Individual of this Agreement and all of the Transaction Documents will not, require CLA or any such Individual to obtain any authorization of, or to make any filing, registration or declaration with or notification to, any court, government or governmental agency or instrumentality (federal, state, local or foreign) or to obtain the consent, waiver or approval of, or give any notice to, any other Person.

(e) Proceedings. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of CLA or any Individual, threatened or contemplated, involving or affecting CLA or any Individual or any of their respective assets or properties, that question any of the transactions contemplated by this Agreement or other Transaction Documents, or which, if adversely determined, would have a Material Adverse Effect or could materially and adversely affect the ability of CLA or any Individual to enter into or perform their respective obligations under this Agreement.

(f) Interests in CLA.

(i) No person or entity other than the Individuals has any partnership or other interest in CLA or any right to receive any distributions from CLA or be allocated any profits or losses of CLA. Each Individual owns, beneficially and of record, his interest in CLA free and clear of all liens, pledges and encumbrances of any type or nature.

(ii) No person has any rights, subscriptions, warrants, options, rights of first refusal, conversion rights or agreements of any kind outstanding to purchase or to otherwise acquire any partnership interest or other securities or obligations of any kind convertible into any partnership interest or other securities or any participation interests of any kind in CLA.

(g) Brokers. No Person acting on behalf of BCA, CLA or any Individual or under the authority of any of BCA, CLA or any Individual is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement except for such commissions as are payable with respect to the Exchange, which commissions will be fully paid by CLA and/or CH Corp. at the First Closing.

(h) Accurate Disclosure. All documents and other papers delivered by or on behalf of CLA or each Individual in connection with the transactions contemplated by this Agreement are accurate and complete in all material respects.

(i) Investment Representations.

(i) Coradino, the Rubins and Shore (hereinafter collectively referred to as the “Share Recipients”) acknowledge that the Class A Units to be issued pursuant to Section 3 hereof will not be registered under the 1933 Act on the grounds that the issuance of such units is exempt from registration pursuant to Section 4(2) of the 1933 Act and/or Regulation D promulgated under the 1933 Act, and that the reliance of the UPREIT on such exemptions is predicated in part on the representations, warranties and acknowledgements of the Share Recipients set forth in this section.

(ii) The Share Recipients are accredited investors as defined in Regulation D promulgated under the 1933 Act. The Class A Units issued in accordance with this Agreement will be acquired by each of the Share Recipients hereunder for his own account, not as a nominee or agent for any other Person, solely for investment purposes, and without a view to resale or other distribution within the meaning of the 1933 Act, and the rules and regulations thereunder, and the Share Recipients will not distribute any of such units in violation of the 1933 Act or any applicable state securities law.

(iii) Each of the Share Recipients: (v) acknowledges that the Class A Units, when issued, will not be registered under the 1933 Act and such Class A Units will have to be held indefinitely by him unless they are subsequently registered under the 1933 Act or an exemption from registration is available, (w) is aware that any sales of such Class A Units made under Rule 144 of the Securities and Exchange Commission under the 1933 Act may be made only in limited amounts and in accordance with the terms and conditions for that Rule and that in such cases where the Rule is not applicable, compliance with some other registration exemption will be required, (x) is aware that Rule 144 may not be available for use by him for resale of the Units, and (y) is aware that the UPREIT is under no obligation to register, and has no current intention of registering, any of such units under the 1933 Act.

(iv) Each of the Share Recipients is well versed in financial matters, has had dealings over the years in securities, including “restricted securities,” and has had sufficient experience so as to be fully capable of understanding the type of investment being made in the Class A Units and the risks involved in connection therewith.

(v) Each of the Share Recipients has examined the UPREIT Partnership Agreement, and is prepared to accept and abide by the terms thereof. Each of the Share Recipients acknowledges that the UPREIT Partnership Agreement restricts the assignment, sale or transfer of the Class A Units, and that he must continue to bear the economic risks of the investment in the Class A Units for an indefinite period.

(vi) Each of the Share Recipients has received and reviewed to the extent deemed necessary or desirable all PREIT Reports (as defined in Section 5.5 hereof), and has consulted such of his own attorney, accountant, tax adviser and investment counselor as he has determined to be necessary or desirable.

(vii) Each of the Share Recipients has been given an adequate opportunity to ask questions of and receive answers from officers of PREIT and the UPREIT with respect to PREIT, the UPREIT, the Class A Units, the UPREIT Partnership Agreement and the PREIT Reports. However, in considering whether to enter into this Agreement, consummate the transactions contemplated hereby and acquire the Class A Units, none of the Share Recipients has relied upon any representations made by, or other information (whether oral or written) furnished by or on behalf of, PREIT or the UPREIT other than as set forth in this Agreement, the UPREIT Partnership Agreement, and the PREIT Reports.

(viii) Each of the Share Recipients acknowledges that the redemption of any of the Class A Units may cause such him to incur taxable income or gain.

(j) FIRPTA. Neither CLA nor any Individual is a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code (“Code”) or a “foreign partner” within the meaning of Section 1446 of the Code.

4.2 As to BCA. CLA hereby represents and warrants to PREIT and the UPREIT as follows:

(a) Organization. BCA is a general partnership duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all partnership power to carry on its business as presently conducted, to own and lease the assets and properties which it owns and leases and to perform all its obligations under each agreement and instrument to which it is a party or by which it is bound. BCA is duly qualified to do business as a foreign partnership and is in good standing under the laws of each jurisdiction in which its ownership or leasing of assets or properties or the nature of their activities requires such qualification except where the failure to be so qualified would not have a Material Adverse Effect on the condition (financial or otherwise), assets, results of operations or business of BCA. Prior to the First Closing, CLA and CBS will form the BCA GP and BCA will be reconstituted as a Pennsylvania limited partnership with BCA GP as its general partner and will be qualified to do business in the State of New Jersey.

(b) Power and Authority. BCA has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and under the Transaction Documents to which it is a party. The execution, delivery and performance by BCA of this

Agreement and the Transaction Documents to which it is a party have been duly authorized by all necessary action on the part of BCA. This Agreement has been duly and validly executed and delivered by BCA and constitutes a legal, valid and binding obligation of BCA enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally or by general equitable principles. When executed and delivered as contemplated herein, each of the other Transaction Documents to which BCA is a party shall, assuming due authorization, execution and delivery thereof by the other parties thereto, constitute a legal, valid and binding obligation of BCA enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally or by general equitable principles.

(c) No Conflicts. The execution and delivery by BCA of this Agreement does not, and the performance by it of all of the Transaction Documents to which it is a party will not (with or without the passage of time or the giving of notice), directly or indirectly:

(i) contravene, violate or conflict with (A) its partnership agreement (as it now exists or as it may be amended prior to the First Closing), or (B) any Law applicable to BCA, or by or to which any assets or properties of BCA is bound or subject;

(ii) violate or conflict with, result in a breach of, constitute a default or otherwise cause any loss of benefit under, or give to others any rights (including rights of termination, amendment, foreclosure, cancellation or acceleration) in or with respect to, any Authorization or Contract to which BCA is a party or by which BCA or any assets or properties thereof is bound or affected; or

(iii) result in, require or permit the creation or imposition of any lien or encumbrance upon or with respect to BCA or any partnership interest in BCA, or any of BCA’s assets or properties.

(d) Authorizations. The execution and delivery by BCA of this Agreement does not, and the execution and delivery by BCA of the Transaction Documents to which it is a party, and the performance by BCA of this Agreement and all of the Transaction Documents to which it is a party will not, require BCA to obtain any authorization of, or to make any filing, registration or declaration with or notification to, any court, government or governmental agency or instrumentality (federal, state, local or foreign) or to obtain the consent, waiver or approval of, or give any notice to, any other Person.

(e) Proceedings. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of any Individual, threatened or contemplated, involving or affecting BCA or any of its assets or properties or to the knowledge of any Individual any of its partners that question any of the transactions contemplated by this Agreement or the Transaction Documents to which it is a party, or which, if adversely determined, would have a Material Adverse Effect or could materially and adversely affect BCA’s ability to enter into or perform its obligations under this Agreement.

(f) Interests in BCA.

(i) No person or entity has any partnership or other interest in BCA or any right to receive any distributions from BCA or be allocated any profits or losses of BCA other than CLA except for AXA (which is a participation right under its lease) and CBS, both of which will be fully paid (in the case of AXA) or redeemed (in the case of CBS) at the First Closing. Except for the interests in BCA owned by CBS, which interests will be redeemed at the First Closing, CLA owns and will own at the First Closing, directly or indirectly, all of the partnership interests in BCA, free and clear of all liens, pledges and encumbrances of any type or nature.

(ii) Except for the rights of the UPREIT under this Agreement, no Person has any rights, subscriptions, warrants, options, rights of first refusal, conversion rights or agreements of any kind outstanding to purchase or to otherwise acquire any partnership interest or other securities or obligations of any kind convertible into any partnership interest or other securities or any participation interests of any kind in BCA or, to CLA’s knowledge, the Cherry Hill Property.

(g) Accurate Disclosure. All documents and other papers delivered by or on behalf of BCA in connection with the transactions contemplated by this Agreement are accurate and complete in all material respects.

(h) Financial Statements. Except as set forth in the Disclosure Exhibit, the financial statements for BCA for the years 2004, 2005 and 2006 attached hereto as Schedule 4.2(h) are correct and complete in all material respects and present accurately the results of the operations of BCA for the periods indicated. Since the date of the last financial statement included on said Schedule, no material adverse change in the financial condition of BCA has occurred.

(i) Undisclosed Liabilities.

(i) As of the First Closing Date, there shall be no liabilities of BCA of any nature (whether absolute, accrued, contingent, liquidated, unliquidated or otherwise) except liabilities with respect to the Cherry Hill Property to be assumed or taken subject to by BCA pursuant to the Exchange Agreement (provided that any such liabilities shall not be in contravention of any of the warranties and representations of the Individuals under this Agreement, and shall be subject to the indemnification obligations of the Individuals under this Agreement to the extent applicable).

(j) Taxes.

(i) All Taxes due from or required to be remitted by BCA with respect to taxable periods ending on or prior to, and the portion of any interim period up to, the First Closing Date have been fully and timely paid or, to the extent not yet due or payable, shall be adequately provided for by an actual cash reserve which shall be available at Closing as an asset of BCA which shall not be taken into account in calculating the Net Equity Value of BCA.

(ii) Except as disclosed in the Disclosure Exhibit, all federal, state, local and foreign returns and reports relating to Taxes, or extensions relating thereto, required to be filed by or with respect to BCA have been timely and properly filed, and all such returns and reports are correct and complete.

(iii) Except as set forth in the Disclosure Exhibit, no issues have been raised with BCA (and are currently pending) by the Internal Revenue Service, the Pennsylvania Department of Revenue or any other taxing authority in connection with any of the returns and reports referred to in subsection (ii) above and no waivers of statutes of limitations have been given or requested with respect to any such returns and reports or with respect to any Taxes.

Except as set forth in the Disclosure Exhibit, all deficiencies asserted or assessments made as a result of any previous examinations with respect to Taxes have been fully paid, and there are no other unpaid deficiencies asserted or assessments made by any taxing authority against BCA or the Cherry Hill Property.

(k) Books and Records. The books and records of BCA, including financial records and books of account, are complete and accurate in all material respects and have been maintained in accordance with sound business practices.

SECTION 5. REPRESENTATIONS AND WARRANTIES REGARDING PREIT AND THE UPREIT.

PREIT and the UPREIT hereby represent and warrant to the Individuals as follows; provided that each of PREIT and the UPREIT make these representations solely as to its separate business, affairs or status and shall not extend to matters relating to the business, affairs or status of the other:

5.1 Organization.

(a) PREIT is an unincorporated association in business trust form duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. PREIT has all necessary trust power to carry on its business as presently conducted, to own and lease the assets and properties that it owns and leases and to perform all its obligations under each agreement and instrument to which it is a party or by which it is bound.

(b) The UPREIT is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all necessary partnership power to carry on its business as presently conducted, to own and lease the assets and properties that it owns and leases and to perform all its obligations under each agreement and instrument to which it is a party or by which it is bound.

5.2 Power and Authority. Each of PREIT and the UPREIT has all requisite trust or partnership power to execute, deliver and perform its obligations under this Agreement and under all Transaction Documents to be delivered by it prior to or at any Closing. The execution, delivery and performance by PREIT and the UPREIT of this Agreement and the Transaction Documents to which either of them are a party have been duly authorized by all necessary corporate or partnership action. This Agreement has been duly and validly executed and delivered by PREIT and the UPREIT and constitutes the legal, valid and binding obligation of PREIT and the UPREIT enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally or by general equitable principles. When executed and delivered as contemplated herein, each of the Transaction Documents to which either of them are a party shall, assuming due authorization, execution and delivery thereof by the other parties thereto, constitute the legal, valid and binding obligation of each of PREIT and the UPREIT that is a party thereto enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors rights generally or by general equitable principles.

5.3 No Conflicts.

(a) The execution and delivery by PREIT and the UPREIT of this Agreement do not, and the execution and delivery by PREIT and the UPREIT of the Transaction Documents to which either of them are a party and the performance by PREIT and the UPREIT of all of the Transaction Documents to which either of them are a party will not (in each case, with or without the passage of time or the giving of notice), directly or indirectly:

(i) contravene, violate or conflict with (A) the trust or partnership agreement (or other organizational documents) of PREIT or the UPREIT or (B) any Law applicable to PREIT or the UPREIT, or by or to which any assets or properties of PREIT or the UPREIT is bound or subject; or

(ii) violate or conflict with, result in a breach of, constitute a default or otherwise cause any loss of benefit or give to others any rights (including rights of termination, amendment, foreclosure, cancellation or acceleration) in or with respect to any material Authorization or material Contract to which PREIT or the UPREIT is a party or by which either PREIT or the UPREIT is bound or affected; or

(iii) result in, require or permit the creation or imposition of any material encumbrance upon or with respect to either PREIT or the UPREIT or any of their respective assets or properties.

(b) Except for filings with the Securities and Exchange Commission, the execution and delivery by PREIT and the UPREIT of this Agreement do not, and the execution and delivery by PREIT and the UPREIT of the Transaction Documents to which either of them are a party and the performance by PREIT and the UPREIT of all of the Transaction Documents to which either of them are a party will not, require PREIT or the UPREIT to obtain any material Authorization of or make any material filing, registration or declaration with or notification to any court, government or governmental agency or instrumentality (federal, state, local or foreign) or to obtain the material consent, waiver or approval of, or give any material notice to, any Person.

(c) Except as disclosed in filings with the Securities and Exchange Commission made by PREIT, there are no actions, proceedings or investigations against or involving PREIT or the UPREIT pending or, to the best knowledge of PREIT, threatened, that question any of the transactions contemplated by this Agreement or the validity of any of the Transaction Documents to which either of them are a party or which, if adversely determined, could have a material adverse effect on the consolidated financial condition, assets, business or results of Operations of PREIT or could materially and adversely affect PREIT’s or the UPREIT’s ability to enter into or perform its obligations under the Transaction Documents to which either of them are a party.

5.4 Capitalization.

(a) As of September 30, 2007, the outstanding beneficial interests in PREIT consist of 38,664,061 common shares.

(b) All Class A Units to be issued and delivered to the Share Recipients pursuant to this Agreement will be, at the time of issuance and delivery in accordance with the terms of this Agreement, duly authorized and validly issued by the UPREIT. Assuming the accuracy of the representations and warranties of the Share Recipients set forth herein, such issuance will be exempt from registration under the 1933 Act as an offering described in Section 4(2) of such Act and/or pursuant to Regulation D promulgated thereunder.

5.5 PREIT Reports. PREIT has delivered to the Share Recipients copies of PREIT’s (a) Proxy Statement for its 2007 Annual Meeting, (b) Annual Report on Form 10-K for the fiscal year ending December 31, 2006, (c) Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2007, and (d) Current Reports on Form 8-K filed since December 31, 2006, all of which have been filed by PREIT with the Securities and Exchange Commission (the “PREIT Reports”). The Share Recipients acknowledge that delivery of the foregoing is effective by reason of the filing of the aforesaid materials with the publicly-accessible EDGAR database of the Securities and Exchange Commission. To the knowledge of PREIT and the UPREIT, in all material respects, the audited consolidated financial statements and unaudited interim financial statements of PREIT included in such reports have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) and fairly present the consolidated financial condition and results of operations of PREIT as at the dates thereof and for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein. To the knowledge of PREIT and the UPREIT, the PREIT Reports do not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading at the time the filing was made.

5.6 Litigation. Except as disclosed in filings with the Securities and Exchange Commission, there are no claims, actions, suits, proceedings (arbitration or otherwise) or, to the best knowledge of PREIT, investigations involving or affecting PREIT or any of its subsidiaries or any of their assets or properties or any of their trustees, directors, officers, partners or shareholders in their capacities as such, before or by any court, government or governmental agency or instrumentality (federal, state, local or foreign) or before any arbitrator of any kind, in each case of a nature that is required to be disclosed in the PREIT Reports.

5.7 Material Adverse Change. Except as disclosed in filings with the Securities and Exchange Commission, since December 31, 2006 and through the date of this Agreement, there has not been any material adverse change in the condition (financial or otherwise), assets, results of operations or business of PREIT on a consolidated basis.

5.8 Brokers. No Person acting on behalf of PREIT or the UPREIT is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with the issuance of Class A Units contemplated by this Agreement.

SECTION 6. CERTAIN COVENANTS AND AGREEMENTS

6.1 Conduct of Business.

Except as expressly provided herein, until the date of the First Closing, except with the prior written consent of PREIT and the UPREIT, which consent shall not be unreasonably withheld or delayed, CLA shall endeavor to cause BCA to:

(a) Comply in all material respects with the terms, conditions and provisions of the Exchange Agreement and endeavor to fulfill all requirements necessary to close thereunder; provided, however, BCA shall have the right to terminate the Exchange Agreement in accordance with its terms.

(b) pay and discharge in the ordinary course of business all payments due under BCA’s loan documents and all of its other debts, liabilities and obligations as they become due and pay all debt service payments, real estate taxes, payables and other liabilities arising from the operation of the Bala Property prior to the Closing Date, subject to apportionments to be made under the Exchange Agreement;

(c) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it;

(d) maintain its books of account and records in the usual, regular and ordinary manner and use diligent efforts to maintain in full force and effect all of its Authorizations;

(e) not take any action, fail to take any action or permit to occur any event that would cause or constitute a material breach of or inaccuracy in any representation or warranty set forth herein;

(f) not amend or grant any waivers under the Exchange Agreement except to the extent any such amendment or waiver does not materially adversely affect the UPREIT’s investment in BCA; and

(g) not enter into any agreement or understanding to do or engage in any of the foregoing actions.

6.2 Reasonable Efforts. Upon the terms and subject to the condition hereof, between the date hereof and the Closing Date, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all appropriate action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) using its reasonable efforts to make all required regulatory filings and applications and to obtain all Authorizations and consents, approvals, amendments and waivers from parties to Contracts as are necessary for the consummation of the transactions contemplated by this Agreement, (ii) using its reasonable efforts to cause the conditions to the consummation of the transaction contemplated by this Agreement to be satisfied, and (iii) using its reasonable efforts to take any action within its control to allow closing to occur under the Exchange Agreement.

6.3 Notifications. Each party hereto shall give prompt notice to the other parties upon becoming aware of: (i) any fact or condition that causes or constitutes (or that reasonably could be expected to cause or constitute) a breach of its representations and warranties set forth herein, or the occurrence, or failure to occur, of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of or any inaccuracy in any of its representations and warranties contained in this Agreement had such representation or warranty. been made as of the time of occurrence or discovery of such fact or condition; (ii) any material failure of it or any of its officers, directors, employees or agents, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (iii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and (iv) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting any Individual, BCA, the UPREIT or PREIT, as the case may be, or any of the transactions contemplated by this Agreement.

6.4 Notifications regarding Exchange Agreement.

(a) Without limiting the provisions of Section 6.3 above, each party hereto shall give prompt notice to the other parties upon becoming aware of: (i) any fact or condition that causes or constitutes (or that reasonably could be expected to cause or constitute) a breach of any of the representations, warranties, covenants or agreements set forth in the Exchange Agreement, or the occurrence, or failure to occur, of any fact or condition that would cause or constitute a breach of or any inaccuracy in any of the representations, warranties, covenants or agreements contained in the Exchange Agreement or could reasonably be anticipated to result in the non-satisfaction of any condition to closing hereunder; (ii) any failure of any party or any of such party’s officers, directors, employees or agents, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Exchange Agreement; (iii) the assertion by any party to the Exchange Agreement of any of the matters set forth in subsections (i) or (ii) immediately preceding regardless of the accuracy thereof; (iv) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by the Exchange Agreement; and (v) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting any party to the Exchange Agreement or the transactions contemplated thereunder.

(b) BCA shall promptly deliver to the UPREIT copies of all reports, studies, materials, leases, rent rolls, estoppel certificates, mortgagee statements, data and other relevant information obtained from any source (including without limitation CH Corp. or independent contractors) with regard to the Cherry Hill Property, as well as all relevant correspondence and communications relating thereto (and to the extent any such information is not in written form, BCA shall endeavor to advise the UPREIT thereof with reasonable promptness).

6.5 Transfer of Interests. Between the date hereof and the date of the Third Closing, except as provided herein or with the prior written consent of PREIT and the UPREIT which consent may be withheld in their sole discretion or as otherwise contemplated by this Agreement, no Individual shall sell, assign, transfer or otherwise encumber all or any portion of his interest in CLA, and CLA shall not sell, assign, transfer or otherwise encumber all or any portion of its interest in BCA, whether voluntarily, by operation of law or otherwise, including without limitation a transfer by reason of any merger, division or consolidation, and any such sale, assignment, transfer or encumbrance shall be void.

6.6 PREIT and UPREIT Responsibilities. PREIT and the UPREIT acknowledge that they have conducted or shall conduct their own due diligence review of the Cherry Hill Property. PREIT and the UPREIT shall bear full responsibility for such due diligence review. No condition at the Cherry Hill Property or liability under the Exchange Agreement, other than any liability created or assumed in contravention of the express covenants and provisions of this Agreement, or the Exchange Agreements, shall in any way impose liability on CLA or the Individuals or diminish the consideration to be received by the Individuals hereunder, except as may be set forth in Section 9 hereof.

6.7 Special Covenant Regarding the Cherry Hill Property.

The UPREIT and PREIT, as the general partner thereof, covenant and agree that, if the First Closing occurs hereunder, then the UPREIT shall not permit the Cherry Hill Property or the interests in BCA which are acquired from the Share Recipients pursuant to this Agreement to be disposed of for a period of eight (8) years following First Closing Date in such manner as to cause the Share Recipients to recognize taxable income and that any such disposition within such time period must be pursuant to a tax-free exchange under Section 1031 of the Code or other tax-free disposition; except that such disposition shall be permitted in a taxable transaction if: (i) such disposition occurs on or before the fifth (5th) anniversary of the First Closing Date and the Share Recipients are paid an amount sufficient to reimburse them for any income tax liability resulting from such disposition by reason of Section 704(c) of the Code (the “Tax Liability Amount”), together with all income taxes payable on such Tax Liability Amount; or (ii) such disposition occurs during the period following the fifth (5th ) anniversary of the First Closing Date until the eighth (8th) anniversary of the First Closing Date and the Share Recipients are paid an amount sufficient to reimburse them only for the Tax Liability Amount. The covenants of this Section 6.7 shall survive all Closings hereunder.

SECTION 7. CLOSING CONDITIONS; CLOSING DELIVERIES.

7.1 Closing Conditions.

(a) Conditions Precedent to PREIT’s and the UPREIT’s Obligations. The obligation of PREIT and the UPREIT to consummate the transactions contemplated herein and to take the other actions required to be taken by them at each Closing is subject to the fulfillment by or at the First Closing of each of the following conditions, any or all of which may be waived (but only by a duly executed writing) by both PREIT and the UPREIT in their sole discretion:

(i) Exchange Agreement.

(A) All conditions to closing under the Exchange Agreement shall have been satisfied in the manner required under the Exchange Agreement or as otherwise reasonably approved by PREIT and the UPREIT, it being understood, however, that PREIT and the UPREIT shall have no interest in or approval rights related to the Bala Property. Such conditions shall include, without limitation, the accuracy of all representations and warranties of CH Corp. under the Exchange Agreement, the condition, title and status of the Cherry Hill Property, and the status of all tenant estoppel certificates, mortgagee certificates, surveys, title information and all other deliverables relating to the Cherry Hill Property;

(B) Without limiting the foregoing, BCA shall have conveyed the Bala Property to CH Corp. or its designee, and shall have the unqualified right to obtain (a) fee title to the Cherry Hill Property pursuant to the Exchange Agreement (subject to no liens or encumbrances except as contemplated by the terms of the Exchange Agreement), without the requirement for any further payment or performance except for such payment and/or performance as is specified in the Exchange Agreement and as is contemplated to occur in due course without violation of any of the terms, warranties or representations of this Agreement or of the Exchange Agreement and (b) the payment by CH Corp. of cash or one or more secured notes in the amount equal to the difference in the agreed values between the Bala Property and the Cherry Hill Property as provided in the Exchange Agreement.

(C) BCA shall have obtained an unconditional commitment, from the title insurance company insuring title to the Cherry Hill Property, to issue its title insurance policy to BCA with a “non-imputation” endorsement which shall effectively waive any defense of said title insurance company based upon any knowledge or action of any of the Individuals, CLA or CBS obtained or occurring prior to the First Closing Date.

(ii) Redemption of CBS’s Interest in BCA. Prior to the First Closing, BCA and CBS shall have entered into the Redemption Agreement for the redemption of CBS’s interest in BCA, including CBS’s interest in BCA GP, at the First Closing and closing under the Redemption Agreement shall occur concurrently with the Exchange and the other transactions contemplated herein to occur at the First Closing.

(iii) Representations and Warranties. The representations and warranties of CLA and the Individuals set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the First Closing Date as though made on and as of the First Closing Date.

(iv) Performance of Covenants. All of the agreements, covenants and obligations that CLA or any Individual is required to perform or to comply with pursuant to this Agreement at or prior to the First Closing shall have been duly performed and complied with in all material respects.

(b) Conditions Precedent to BCA’s Obligations. The obligation of BCA to consummate the transactions contemplated by this Agreement and to take the other actions required to be taken by it at the First Closing is subject to the fulfillment by or at the First Closing of each of the following conditions, any or all of what may be waived by BCA in its reasonable discretion:

(i) Representations and Warranties. Each of the representations and warranties of PREIT and the UPREIT set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the First Closing Date as though made on and as of the First Closing Date.

(ii) Performance of Covenants. Each of the agreements, covenants and obligations that PREIT or the UPREIT is required to perform or to comply with pursuant to this Agreement at or prior to the First Closing shall have been duly performed and complied with in all material respects.

7.2 Deliveries at the First Closing. At the First Closing, in addition to the other actions contemplated elsewhere herein:

(a) CLA shall deliver or cause to be delivered to the UPREIT:

(i) the Amended Partnership Agreement wherein the UPREIT or its designee shall be the sole general partner. In such connection, it is agreed that for purposes of allocating taxable income and losses between the portion of BCA’s taxable year up to and including the date of Closing and the portion of BCA’s taxable year after the date of Closing to take into account the varying interests of the partners of BCA as a result of the acquisition by PR GP and the UPREIT of interests in BCA by way of their respective capital contributions, there shall be an interim closing of the books of BCA as of the close of the date of Closing as permitted by Treasury Regulations under Section 706 of the Code.

(ii) an Amendment to the Certificates of Limited Partnership of BCA, reflecting the admission of PR GP as a general partner and the withdrawal of BCA GP as a general partner;

(iii) a termination of the existing management agreement for the Cherry Hill Property, which shall be replaced by a new management contract for the Cherry Hill Property with an affiliate of PREIT for a fee of approximately 3% of gross rental receipts in the form of that attached as Schedule 7.2(a)(iii).

(iv) A Uniform Commercial Code financing statement search from the Secretary of State of Pennsylvania, disclosing no grant of a security interest in the BCA interests owned by CLA;

(v) a payoff letter with respect to the Bala Property reflecting all sums required by BCA to pay off and satisfy the mortgage on the Bala Property; and

(vi) such other documents and instruments as the UPREIT or PREIT may reasonably request to effectuate or evidence the transactions contemplated by this Agreement.

(b) The UPREIT shall deliver or cause to be delivered to BCA the following:

(i) The capital contribution of PR GP and the UPREIT to BCA; and

(ii) each of the documents referred to in Section 7.2(a)(i) through (iii) above, duly executed by the UPREIT or its designee;

(c) BCA shall close on a first mortgage on the Cherry Hill Property in such amount as is at least sufficient, together with the capital contributions of PR GP and the UPREIT and funds otherwise available to BCA, to pay off the mortgage on the Bala Property and close under the Exchange Agreement.

(d) BCA shall pay off the mortgage on the Bala Property, including all accrued interest and prepayment premium, if any.

(e) The UPREIT and the Individuals will cooperate in good faith in executing such documentation (such as limited guarantees of indebtedness by the Individuals, if so desired by the Individuals at each Individual’s option, and not as their obligation) to avoid recognition of income or gain to the Individuals by reason of a constructive distribution to them under Section 752 of the Code relating to relief from liabilities.

(f) Each party shall deliver or cause to be delivered, as the case may be, to the other parties hereto such other documents, instruments, certificates and opinions as may be required by this Agreement.

7.3 Deliveries at the Second Closing. At the Second Closing:

(a) CLA and the Individuals shall deliver or cause to be delivered to the UPREIT:

(i) evidence of the distribution by CLA of the 0.2% limited partnership interest in BCA consisting of the entire limited partnership interest held by BCA GP and a portion of the limited partnership interest in BCA held by CLA, to the Individuals, prorata in proportion to their respective ownership interests in CLA;

(ii) each Individual will assign pursuant to an Assignment of Partnership Interest (an “Assignment”) the entire limited partnership interest in BCA then held in his name;

(iii) the Share Recipients will execute a counterpart copy of a Registration Rights Agreement in the form attached hereto as Schedule 7.3(a)(iii) (the “Registration Rights Agreement”); and

(iv) Uniform Commercial Code financing statement searches from the Secretaries of State of Pennsylvania and of any other state in which the principal residence of an Individual is located disclosing no grant of a security interest in the BCA interests owned by CLA or any Individual.

(b) The UPREIT shall deliver or cause to be delivered to the Individuals:

(i) the purchase price for the limited partnership interests in BCA being acquired by the UPREIT from the Individuals for cash;

(ii) the Class A Units which are to be delivered to the Share Recipients at the Second Closing; and

(iii) a counterpart of the Registration Rights Agreement executed by PREIT.

7.4 Deliveries at the Third Closing. At the Third Closing:

(a) CLA and the Individuals shall deliver or cause to be delivered to the UPREIT:

(i) evidence of the distribution by CLA of the remaining 0.2% limited partnership interests in BCA held by CLA to the Individuals, prorata in proportion to their respective ownerships interests in CLA; and

(ii) each Individual will assign pursuant to an Assignment the entire limited partnership interest in BCA held in his name; and

(iii) Uniform Commercial Code financing statement searches from the Secretaries of State of Pennsylvania and of any other state in which the principal residence of an Individual is located disclosing no grant of a Security Interest in the BCA interests owned by CLA or any Individual.

SECTION 8. PRE-CLOSING DISTRIBUTIONS; CLOSING COSTS; NET DISTRIBUTION AMOUNT

8.1 Costs. BCA shall bear and be responsible for all costs in connection with the Exchange Agreement, including without limitation, due diligence costs, attorneys fees and expenses, brokerage fees, transfer taxes, title insurance premiums, the payoff of the Mortgage on the Bala Property and the participation payment to AXA. All of such costs shall be taken into account in determining the Net Equity Value of BCA. BCA shall bear no responsibility for PREIT or the UPREIT’s costs in connection with the negotiation of, or due diligence with respect to, the Exchange Agreement, and no adjustment to the Net Equity Value of BCA will result therefrom. Notwithstanding the foregoing, the UPREIT shall pay, or shall reimburse BCA for the payment of, a commission payable by BCA to Meridian Capital Group/J. Investments

LLC in the amount of $120,000 and a commission payable by BCA to Madison Realty in the amount of $50,000.

8.2 Cash. At or prior to the First Closing, BCA shall apply cash and cash equivalents, to closing-related expenses under this Agreement and the Exchange Agreement and distribute any remaining cash to CLA and CBS in such amounts as CLA deems appropriate and it is not intended that the UPREIT will acquire any interest therein except to the extent such cash is included in the Net Equity Value of BCA.

8.3 AXA Payment. At the First Closing, BCA shall make the participation payment to AXA as is required by the AXA lease in the Bala Property.

8.4 Statement. At the First Closing, the parties hereto shall execute and deliver to one another a statement detailing the Net Equity Value of BCA and all relevant components and calculations thereof.

8.5 Post-Closing Adjustments. In the event there are any post-closing adjustments under the Exchange Agreement and/or the amount of the Net Equity Value of BCA is not capable of exact calculation at the First Closing, the parties shall made adjustments and calculations on the basis of the best available information, and subsequent adjustments will be made between the parties as appropriate.

8.6 Transfer Taxes on Call or Put. Any realty transfer taxes which may be due by reason of the exercise of the Call or the Put or by reason of the transfers by the Individuals to the UPREIT of interests in BCA or by reason of transfers of the Class A Units from the UPREIT to the Share Recipients shall be the sole responsibility of CLA.

8.7 Survival. The provisions of this Section 8 shall survive all Closings.

SECTION 9. INDEMNIFICATION

9.1 Indemnification by CLA and the Individuals. CLA and the Individuals, on a several basis, to the extent Damages (as defined below) are caused by a misrepresentation by an Individual or to the extent taxes are payable by an Individual, shall and do hereby indemnify, defend and hold harmless PREIT and the UPREIT (collectively, “PREIT Indemnitees”) against and in respect of any and all losses, costs, expenses (including, without limitation reasonable attorneys’ fees), claims, actions, damages, obligations, liabilities or diminutions in value (collectively, “Damages”), arising out of, based upon or otherwise in respect of: (a) any inaccuracy in or breach of any representation or warranty of the Individuals made in or pursuant to this Agreement or failure of CLA or any Individual to perform any other obligation or undertaking hereunder; and (b) any indemnification obligations, undertakings, agreements, warranties and/or representations of BCA in favor of CH Corp., its designees or successors, under or with respect to the Exchange Agreement, and (c) any act or omission of BCA or any of its partners, employees, agents or representatives in connection with the ownership or operation of the Bala Property occurring at any time prior to the Closing or any liability or obligation incurred by BCA at any time prior to the First Closing, and (d) any transfer taxes to the Commonwealth of Pennsylvania or any governmental entity related to the Bala Property, and (e) any transfer taxes imposed by the State of New Jersey related to the change in control in BCA by reason of the transactions described herein, and (f) any federal, state or local taxes imposed on or allocated to BCA, PREIT or the UPREIT as a result of the Exchange or the business or operations of BCA prior to or at the First Closing.

9.2 Indemnification by PREIT. The UPREIT and PREIT shall indemnify, defend and hold harmless CLA and each Individual against and in respect of any and all Damages arising out of, based upon or otherwise in respect of: (a) any inaccuracy in or breach of any representation or warranty of PREIT or the UPREIT made in or pursuant to this Agreement; and (b) any breach or nonfulfillment of any covenant or obligation of PREIT or the UPREIT contained in this Agreement.

9.3 Limitation. No party may assert a claim for indemnification pursuant to this Section 9 unless the First Closing has occurred under this Agreement.

9.4 Procedure For Indemnification – Third-Party Claims.

(a) Within thirty (30) days after receipt by an indemnified party of notice of the commencement of any proceeding against it to which the indemnification in this Section 9 relates, such indemnified party shall, if a claim is to be made against an indemnifying party under Section 9, give notice to the indemnifying party of the commencement of such proceeding, but the failure to so notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party, demonstrates that the defense of such proceeding is materially prejudiced by the indemnified party’s failure to give such notice.

(b) If any proceeding referred to in paragraph (a) above is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party will be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under Section 9 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a proceeding, (A) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; (B) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (l) there is no finding or admission of any violation of Law by the indemnified party (or any affiliate thereof) or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (2) the sole relief provided is monetary damages that are paid in full by the indemnifying party. The indemnified party will have no liability with respect to any compromise or settlement of the claims underlying such proceeding effected without its consent. If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within ten days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding or any compromise or settlement effected by the indemnified party.

(c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, with respect to those issues, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such proceeding, but the indemnifying party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent.

9.5 Procedure for Indemnification—Other Claims. A claim for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought.

9.6 Right of Set-Off. PREIT and the UPREIT shall have the right to set-off, against any payments to be made by the UPREIT or any Class A Units to be issued by the UPREIT at the Second Closing or the Third Closing, any amount owed to any PREIT Indemnitee provided, however, such set off shall be as to the Individuals severally, with respect to Damages chargeable to such Individual. To the extent that an Individual contests an indemnification claim of PREIT or the UPREIT that would be the basis for the exercise of a right to set off against any payments or Class A Units owed to an Individual, the UPREIT shall pay such amount or issue such Class A Units and deposit them with an escrow agent reasonably satisfactory to the UPREIT and the Individuals until the earlier to occur of (i) resolution of such dispute by a final nonappealable order of a court of competent jurisdiction or (ii) the mutual agreement of the Individuals and the UPREIT that such units should be released from escrow.

9.7 Indemnification Payments. The Individuals shall be entitled to use cash or Class A Units to make indemnification payments hereunder. In the event Class A Units are used, each such Unit shall be valued based on the per share Value (as defined in the UPREIT Partnership Agreement) of a PREIT Share as of the date such Unit is tendered to PREIT as an indemnification payment hereunder.

9.8 Representative. The Individuals hereby appoint George Rubin as their agent and attorney-in-fact to represent each Individual in connection with any claim made hereunder. Said attorney-in-fact shall have full power and authority to compromise claims and give releases on behalf of each Individual.

9.9 Survival. The rights and obligations of the parties set forth in this Section 9 shall survive all Closings.

SECTION 10. TERMINATION AND ABANDONMENT.

10.1 Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the First Closing:

(i) by any party hereto, if the First Closing has not occurred on or before June 30, 2008, or such later date as the parties may mutually agree upon in writing;

(ii) by mutual consent of the UPREIT, PREIT, CLA and the Individuals;

(iii) by PREIT and the UPREIT, if any of the conditions in Section 7.1(a) have not been satisfied as of the First Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of PREIT or the UPREIT to comply with its obligations under this Agreement) and PREIT and the UPREIT have not waived all such unsatisfied conditions before termination pursuant to this subparagraph (iii);

(iv) by CLA or any Individual if any of the conditions in Section 7.1(b) have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible and CLA and the Individuals have not waived all such unsatisfied conditions before termination pursuant to this subparagraph (iv); or

(v) by PREIT pursuant to the provisions of Section 6.6 of this Agreement.

10.2 Procedure for Termination; Effect of Termination. A party terminating this Agreement pursuant to this Section 10 shall give written notice thereof to each other party hereto, whereupon this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any party and all further obligations of the parties under this Agreement will terminate; provided, however, that if the reason for such termination is attributable to the willful failure of a party to perform its obligations hereunder, or a willful misrepresentation or breach of warranty, then such party shall reimburse to the other party its reasonable costs and expenses (including reasonable legal fees) in connection with this Agreement and the efforts to proceed to closing hereunder.

SECTION 11. GENERAL PROVISIONS.

11.1 Survival of Representations and Warranties.

(a) All representations and warranties made by the parties in this Agreement and in the certificates, documents and other agreements delivered pursuant hereto shall survive the Closing. Anything in this Agreement to the contrary notwithstanding: (i) the representations and warranties of the Individuals and the right of the PREIT Indemnitees to indemnification for breach thereof, shall not be affected by any investigation of the Individuals, BCA, CLA or the Cherry Hill Property made by PREIT, the UPREIT or their agents or representatives; and (ii) the representations and warranties of PREIT hereunder, and the right of the Individuals to indemnification for breach thereof, shall not be affected by any investigation of PREIT, the UPREIT or its affiliates made by CLA or the Individuals or their agents or representatives.

11.2 Costs and Expenses. Except as otherwise expressly provided herein, each party shall bear its own expenses in connection herewith.

11.3 Notices. All notices or other communications permitted or required under this Agreement shall be in writing and shall be sufficiently given if and when hand delivered to the persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by telegram, telex or telecopy, receipt acknowledged, addressed as set forth below or to such other person or persons and/or at such other address or addresses as shall be furnished in writing by any party hereto to the others. Any such notice or communication shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.

To PREIT or the UPREIT:

c/o PREIT-Rubin, Inc.

200 South Broad Street – 3rd Floor

Philadelphia, PA 19102

Attn: Jeffrey Linn

With a copy to:

c/o PREIT-Rubin, Inc.

200 South Broad Street – 3rd Floor

Philadelphia, PA 19102

Attn: Bruce Goldman

To the Individuals and CLA:

c/o City Line Associates

200 South Broad Street, 3rd Floor

Philadelphia, PA 19102

Attention: George Rubin

With copies to:

Blank Rome LLP

One Logan Square

Philadelphia, PA 19103

Attn: Michael Pollack

11.4 Access to Information. Between the date of this Agreement and the First Closing Date, PREIT and the UPREIT, on the one hand, and CLA, on the other hand, will give to the other party and its officers, employees, counsel, accountants and other representatives free and full access to and the right to inspect, during normal business hours, all of the assets, records, facilities, properties and Contracts relating to its business as the other party may reasonably request.

11.5 Confidentiality and Disclosures. Except as hereinafter provided, from and after the execution of this Agreement, PREIT, the UPREIT, CLA, BCA and the Individuals shall keep the terms, conditions and provisions of this Agreement confidential and neither shall make any public announcements hereof unless the other first approves of same in writing, nor shall either disclose the terms, conditions and provisions hereof, except to persons who “need to know”, such as their respective officers, directors, employees, attorneys, accountants, engineers, surveyors, consultants, financiers, partners, investors and bankers, and such other third parties whose assistance is required in connection with the consummation of this transaction or as required by law or order of court of competent jurisdiction. Notwithstanding the foregoing, it is acknowledged that PREIT and their affiliates shall have the absolute and unbridled right to disclose any information regarding the transaction contemplated by this Agreement required by law or as determined to be necessary or appropriate by attorneys for each such entity to satisfy disclosure and reporting obligations of each such entity. If PREIT files this Agreement with the Securities Exchange Commission and, in any event, after Closing, any party shall be free to disclose previously confidential information in their discretion.

11.6 Public Announcements. Except as and to the extent required by Law or by the rules of the New York Stock Exchange, without the prior written consent of the other party, the Individuals and CBS, on the one hand, and PREIT and the UPREIT, on the other hand, will not, and each will direct its representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of any of the terms, conditions or other aspects of the transactions contemplated hereby; provided, however, that PREIT may issue a press release, after discussion of the contents thereof with the Individuals, regarding the transactions contemplated by this Agreement and the Exchange Agreement; and further provided that PREIT and the UPREIT may each maintain and continue such communications with principals, partners, lenders, trustees, attorneys, accountants, investment bankers, consultants engaged by PREIT and UPREIT, as may be legally required or necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement.

11.7 Entire Agreement. This Agreement, together with the Schedules hereto and the Disclosure Exhibit, and any supplementary agreements of the Individuals regarding the confidentiality of the transactions contemplated hereunder, constitutes the entire agreement between the parties hereto with respect to its subject matter and supersede all prior agreements and understandings with respect to the subject matter hereof.

11.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement, and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

11.9 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of laws.

11.10 Section Headings, Captions and Defined Terms. The section headings and captions contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement. The terms defined herein and in any agreement executed in connection herewith include the plural as well as the singular, and the use of any pronouns includes the masculine, feminine and neuter. Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.

11.11 Amendments, Modifications and Waiver. The parties may amend or modify this Agreement in any respect. Any such amendment or modification shall be in writing. The waiver by any party of any provision of this Agreement shall not constitute or operate as a waiver of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision.

11.12 Severability. The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

11.13 Liability of Trustees, etc. No recourse shall be had for any obligation of PREIT hereunder, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, shareholder, officer or employee of PREIT, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by each other party hereto.

11.14 No Third-Party Beneficiary. No party other than the parties to this Agreement and their respective successors and permitted assigns shall be a beneficiary of this Agreement; and without limiting the foregoing, neither AXA nor CH Corp. shall be a beneficiary of this Agreement.

11.15 Binding Effect. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no assignment by an Individual shall be binding or effective unless approved by PREIT and the UPREIT.

11.16 No Liability of CBS. Notwithstanding anything herein to the contrary, CBS shall have no liability under this Agreement for any misrepresentations, damages, indemnification or other liabilities of BCA or CLA or any of the Individuals, it being the intention that CBS is executing this Agreement in order to furnish its written consent to the provisions hereof, to the extent such consent is required under the partnership agreement of BCA or under the operating agreement of BCA GP. Obligations, if any, of CBS with respect to such matters shall be pursuant to the partnership agreement of BCA, the Exchange Agreement and/or the Redemption Agreement.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, all as of the date first written above.

BALA CYNWYD ASSOCIATES, L.P., formerly known as Bala Cynwyd Associates

By:	BCA/CH LLC, its General Partner

By:	City Line Associates, Member

By:	/s/ George Rubin
Name: Title:	George Rubin Authorized General Partner

By:	CBS Broadcasting, Inc., Member

By:	/s/ Martin P. Messinger
Name: Title:	Martin P. Messinger Vice President

CITY LINE ASSOCIATES

By:	/s/ George Rubin
Name: Title:	George Rubin Authorized General Partner

/s/ Ronald Rubin
Ronald Rubin

/s/ George Rubin
George Rubin

/s/ Joseph Coradino
Joseph Coradino

/s/ Leonard Shore
Leonard Shore

/s/ Lewis Stone
Lewis Stone

[Signatures continued on next page]

[Continuation of signatures]

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By:	/s/ Jeffrey A. Linn
Name: Title:	Jeffrey A. Linn Executive Vice President

PREIT ASSOCIATES, L.P.

By:	Pennsylvania Real Estate Investment Trust, its General Partner

By:	/s/ Jeffrey A. Linn
Name: Title:	Jeffrey A. Linn Executive Vice President

PR CHERRY HILL OFFICE GP, LLC

By:	PREIT Associates, L.P., its sole member
By:	Pennsylvania Real Estate Investment Trust, its General Partner

By:	/s/ Jeffrey A. Linn
Name: Title:	Jeffrey A. Linn Executive Vice President